Exhibit 99.1

Contact:
Big 5 Sporting Goods Corporation
Barry Emerson
Sr. Vice President and Chief Financial Officer
(310) 536-0611
Integrated Corporate Relations, Inc.
John Mills
Senior Managing Director
(310) 954-1105
BIG 5 SPORTING GOODS CORPORATION ANNOUNCES
FISCAL 2006 FOURTH QUARTER AND FULL YEAR SALES RESULTS
•	Fourth Quarter Same Store Sales Increase 4.2%
•	44th Consecutive Quarter of Same Store Sales Growth
EL SEGUNDO, Calif., January 9, 2007 — Big 5 Sporting Goods Corporation (NASDAQ: BGFV), a leading sporting goods retailer, today reported sales results for the fiscal 2006 fourth quarter and full year ended December 31, 2006.
For the fiscal 2006 fourth quarter, net sales increased $15.6 million, or 7.1%, to $234.5 million from net sales of $218.9 million for the fourth quarter of fiscal 2005. Same store sales increased 4.2% for the fourth quarter, representing the Company’s 44th consecutive quarter of positive same store sales comparisons.
For the fiscal 2006 full year, net sales increased $62.8 million, or 7.7%, to $876.8 million from $814.0 million for the fiscal 2005 full year. Same store sales increased 4.0% for the full year.
“We are pleased to report a strong sales performance for our fourth quarter,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “Our team did a tremendous job of driving sales during the holiday season, and we achieved gains in each of our three major merchandise categories of footwear, hard goods and apparel. Apparel was our strongest performing category for the quarter, benefiting from a number of factors, including favorable winter weather comparisons in many of our markets.”
About Big 5 Sporting Goods Corporation
Big 5 is a leading sporting goods retailer in the United States, operating 343 stores in 10 states under the “Big 5 Sporting Goods” name. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, snowboarding and in-line skating.
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. Those risks and uncertainties include, among other things, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, seasonal fluctuations, weather conditions, changes in costs of goods, operating expense fluctuations, disruption in product flow or increased costs related to distribution center operations, changes in interest rates and economic conditions in general. Those and other risks are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 1, 2006 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended October 1, 2006, July 2, 2006 and April 2, 2006. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.
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